UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MIMEDX GROUP, INC.
(Name of Registrant as Specified in Its Charter)

PRESCIENCE PARTNERS, LP

PRESCIENCE POINT SPECIAL OPPORTUNITY LP

PRESCIENCE CAPITAL, LLC

PRESCIENCE INVESTMENT GROUP, LLC

EIAD ASBAHI

RICHARD J. BARRY

M. KATHLEEN BEHRENS WILSEY, PH.D.

MELVIN L. KEATING

K. TODD NEWTON

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Prescience Investment Group, LLC, together with the other participants named herein (collectively, "Prescience"), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting of shareholders of MiMedx Group, Inc., a Florida corporation (the “Company”).

Item 1: Pursuant to the cooperation agreement by and between Prescience and the Company, entered into as of May 29, 2019 (the “Agreement”), Prescience has withdrawn its solicitation of proxies for the election of director nominees at the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”) and has therefore terminated its proxy solicitation in connection therewith. Accordingly, Prescience will not solicit proxies and will withdraw its definitive proxy statement in connection with the Annual Meeting. A copy of the Agreement was filed by the Company as Exhibit 10.32 to its Form 8-K filed on May 30, 2019.

Item 2: On May 30, 2019, in connection with the Agreement, the following press release was issued:

MiMedx Announces Comprehensive Board Refreshment Plan in Cooperation with Prescience Point

Six New Directors to Join the Board

Dr. M. Kathleen Behrens Wilsey to be Named Chairwoman of the Board

Refreshment Comes After Audit Committee Concludes its Independent Investigation

and Engages a New Independent Registered Accounting Firm

MARIETTA, Ga., May 30, 2019 – MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that the Company’s board of directors (the “Board”) has adopted a comprehensive plan to refresh the composition of the Board. The plan was developed by the Board in cooperation with one of the Company’s largest shareholders, Prescience Point Capital Management LLC (“Prescience Point”), and follows the completion of the Audit Committee’s independent investigation into alleged wrongdoing by the prior senior management team and the engagement of BDO USA, LLP as the Company’s new independent registered public accounting firm.

Under the plan, six new directors, including MiMedx’s new CEO, Timothy R. Wright, would be added to the Board. As a result, Class II and Class III of the Board would consist entirely of new directors after the Company’s 2019 annual meeting of shareholders. The refreshment plan includes the appointment of three of Prescience Point’s nominees, including M. Kathleen Behrens Wilsey, Ph.D. as the new Chairwoman of the Board, as well as K. Todd Newton, who is expected to become the Chairman of the Audit Committee after the Company’s 2019 annual meeting of shareholders.

“The MiMedx Board and the current senior leadership team have been working tirelessly to address the fallout from the actions of the prior senior management team and get the Company back on track,” said Charles R. Evans, Chairman of the Board. “Now that we have made substantial progress on these fronts, it is time to begin the Board transition and refreshment process. We are pleased to have worked collaboratively with Prescience Point to identify and add new directors who bring exceptional experience and track records to MiMedx. With the Audit Committee’s investigation complete and a plan to refresh the Board in place, the Company is now in a position to focus on its future and enhance its business, for the benefit of all stakeholders.”

“We welcome the comprehensive plan to refresh the Board, and we look forward to MiMedx’s future under new leadership. We are pleased that our cooperation has resulted in a reconstituted Board, with the addition of six new directors with valuable industry experience, relationships and reputational capital,” said Eiad Asbahi, Founder and Managing Partner of Prescience Point. “We invested in MiMedx because we believe the Company has immense potential as a leader in advanced wound care and therapeutic biologics. We believe MiMedx is on the path to unlock substantial shareholder value and secure a thriving future for the Company.”

Under the refreshment plan, Prescience Point nominee M. Kathleen Behrens Wilsey, Ph.D. will be appointed or nominated for election to the Board and is expected to be named the new Chairwoman of the Board. Dr. Behrens Wilsey is currently the Chairwoman of Sarepta Therapeutics, Inc. (SRPT), a multi-billion-dollar medical research and drug development company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases. Dr. Behrens Wilsey previously served on the boards of Amylin Pharmaceuticals, Inc. (formerly AMLN) and Abgenix, Inc. (formerly ABGX).

In addition to Dr. Behrens Wilsey, the Board will also appoint, or nominate for election to the Board, Richard J. Barry, James L. Bierman, K. Todd Newton, Mr. Wright and another director who will be recruited by the Company and Prescience Point. Complete biographies of the anticipated new directors appear at the end of this press release.

The Company expects to file its preliminary proxy materials for its 2018 Annual Meeting today. The Board encourages shareholders to wait to receive the Company’s proxy materials and the Company’s BLUE proxy card before voting.

Sidley Austin LLP is acting as legal advisor to MiMedx. Olshan Frome Wolosky LLP is acting as legal advisor to Prescience Point.

About Richard J. Barry

Mr. Barry has served as a director of Elcelyx Therapeutics, Inc., a private pharmaceutical company, since February 2013 and has served as a Managing Member of GSM Fund, LLC, a fund established for the sole purpose of investing in Elcelyx Therapeutics, since February 2013. Earlier in his career, he was a founding member of Eastbourne Capital Management LLC, a large equity hedge fund investing in a variety of industries, including health care, and served as the Managing General Partner and Portfolio Manager from 1999 to its close in 2010. Prior to that, he was a Portfolio Manager and Managing Director of Robertson Stephens Investment Management, an investment company, from 1995 until 1999. Before that, Mr. Barry spent over 13 years in various roles in institutional equity and investment management firms, including Lazard Freres, Legg Mason and Merrill Lynch. Mr. Barry has served as a director of Sarepta Therapeutics, Inc. (SRPT), a genetic medicine company, since June 2015, and he has been a Partner and Advisory Board member of the San Diego Padres since 2009. Mr. Barry previously served as a director of Cluster Wireless, LLC, a software company, from 2011 until 2014, and of BlackLight Power, Inc. (n/k/a Brilliant Light Power, Inc.), an energy research company, from 2009 until 2010. Mr. Barry holds a B.A. from Pennsylvania State University.

About M. Kathleen Behrens Wilsey, Ph.D.

Dr. Behrens Wilsey served as a member of the board of directors of each of Sarepta Therapeutics, Inc. (SRPT), a multi-billion dollar medical research and drug development company focused on the discovery and development of unique RNA-targeted therapeutics for the treatment of rare neuromuscular diseases, since March 2009 (Chairwoman of the Board since April 2015) and IGM Biosciences, Inc., a privately held biotechnology company, since January 2019. Dr. Behrens Wilsey has worked as an independent life sciences consultant and investor since December 2009. She served as the Co-Founder, President, Chief Executive Officer and as a director of the KEW Group Inc., a private oncology services company, from January 2012 until June 2014. Earlier in her career, Dr. Behrens Wilsey served as a general partner for selected venture funds for RS Investments, a mutual fund firm, from 1996 until December 2009. While Dr. Behrens Wilsey worked at RS Investments, from 1996 to 2002, she served as a managing director at the firm and, from 2003 to December 2009, she served as a consultant to the firm. During that time, Dr. Behrens Wilsey also served as a member of the President’s Council of Advisors on Science and Technology (PCAST), from 2001 to 2009 and as chairwoman of PCAST’s Subcommittee on Personalized Medicine, as well as the President, director and chairwoman of the National Venture Capital Association, an organization that advocates for public policy that supports the American Entrepreneurial ecosystem, from 1993 until 2000. Prior to that, she served as a general partner and managing director for Robertson Stephens & Co., an investment company, from 1983 through 1996. She served as a director of Amylin Pharmaceuticals, Inc. (formerly AMLN), a biopharmaceutical company, from 2009 until the company’s sale in 2012 to Bristol-Myers Squibb Co. Prior to that, she served on the board of directors Abgenix, Inc. (formerly ABGX), a biopharmaceutical company, from 2001 until the company was sold to Amgen, Inc. in 2006. From 1997 to 2005, Dr. Behrens was a director of the Board on Science, Technology and Economic Policy for the National Research Council. Dr. Behrens Wilsey was also a Co-Founder of the Coalition for 21st Century Medicine, a trade association for new generation diagnostics companies. Dr. Behrens Wilsey holds a B.S. in Biology and a Ph.D. in Microbiology from the University of California, Davis.

About James L. Bierman

Mr. Bierman served as President and Chief Executive Officer of Owens & Minor, Inc., a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Prior to joining Quintiles Transnational, Mr. Bierman was a partner at Arthur Andersen LLP. Mr. Bierman currently serves on the board of directors of Tenet Healthcare Corporation (THC) and previously served on the boards of directors of Owens & Minor, Inc. (OMI) and Team Health Holdings, Inc. (formerly TMH). Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management.

About K. Todd Newton

Mr. Newton has, since 2014, served as Chief Executive Officer and a member of the board of directors of Apollo Endosurgery, Inc. (APEN), a leader in the field of gastrointestinal therapeutic endoscopy. From 2009 to 2014, Mr. Newton served as Executive Vice President and Chief Financial Officer at ArthroCare Corporation (ARTC), a medical device company, including from 2013 as Chief Operating Officer. Prior to his leadership at ArthroCare, Mr. Newton served in a number of executive officer roles, including President and Chief Executive Officer, at Synenco Energy, Inc., a Canadian oil sands company. From 1994 to 2004, Mr. Newton was a Partner at Deloitte & Touche LLP. Mr. Newton holds a B.B.A. in accounting from the University of Texas at San Antonio.

About Timothy R. Wright

Mr. Wright became MiMedx’s Chief Executive Officer, effective as of May 13, 2019. Previously, Mr. Wright served as a Partner at Signal Hill Advisors, LLC, a consulting practice, since February 2011. Mr. Wright served as President and Chief Executive Officer of M2Gen Corp., a privately held cancer and health informatics company, between July 2017 and September 2018. Prior to M2Gen Corp., Mr. Wright served as Executive Vice President, Mergers and Acquisitions, Strategy and Innovation for Teva Pharmaceutical Industries Ltd. (“Teva”), a pharmaceutical company specializing in generic medicines, from April 2015 until August 2017. Before Teva, Mr. Wright was the founding partner of The Ohio State University Comprehensive Cancer Drug Development Institute. Mr. Wright also served as Chairman, Interim Chief Executive Officer and a director of Curaxis Pharmaceutical Corporation (“Curaxis”), a pharmaceutical company specializing in the development of drugs for the treatment of Alzheimer’s disease and various cancers, from July 2011 to July 2012. Curaxis had been experiencing financial difficulties prior to Mr. Wright’s tenure and, as a result, the company filed for Chapter 11 bankruptcy in July 2012. Mr. Wright has been a director of Agenus, Inc. (Nasdaq: AGEN), an immune oncology company, since 2006 and its lead director since 2009. Mr. Wright also serves as Chairperson of The Ohio State University Comprehensive Cancer Center Drug Development Institute, serves as director of The Ohio State Innovation Foundation and sits on The Ohio State University College of Pharmacy Dean’s Corporate Council. Mr. Wright earned a Bachelor’s of Science in Marketing from The Ohio State University.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

About Prescience Point Capital Management

Prescience Point Capital Management is a private investment manager that employs forensic investigative techniques to unearth significant mispricings in global markets. It specializes in extensive investigations of difficult-to-analyze public companies in order to uncover significant elements of the business that have been overlooked or ignored by others.

Prescience Point manages private funds on behalf of its clients and principals and takes positions both long and short in support of its research. Prescience Point invests across a broad set of equities that it believes have abnormally large disparities between what their underlying businesses are intrinsically worth and what their securities sell for. The firm was founded by investor Eiad Asbahi in 2009 and is headquartered in Baton Rouge, LA. Prescience Point Capital Management is a registered investment advisor with the State of Louisiana. Follow @PresciencePoint.

Safe Harbor Statement

This press release includes forward-looking statements, including statements regarding the plan of MiMedx Group, Inc. (the “Company”) to refresh the Board, the effects of such refreshment on the Company and expectations with respect to Board leadership. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including the results of any election of Class II or Class III directors. There is no assurance that the Board’s nominees will be elected at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) or the Company’s 2019 annual meeting of shareholders. Any forward-looking statements speak only as of the date of this press release, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information

The Company intends to file a definitive proxy statement and associated BLUE proxy card in connection with the solicitation of proxies for the 2018 Annual Meeting with the Securities and Exchange Commission (the “SEC”). Details concerning the nominees of the Company’s board of directors for election at the 2018 Annual Meeting will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents from the “SEC Filings” section of the Company’s website at www.mimedx.com.

Participants in the Solicitation

The Company, its directors, its director nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors, director nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2019. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

Contacts

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449

Media for Prescience Point:

Dukas Linden Public Relations

Zach Kouwe

212-704-7385

presciencepoint@dlpr.com